Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to Class A ordinary shares, par value HK$1.00 per share and Class B ordinary shares, par value HK$1.00 per share of SouFun Holdings Limited, a Cayman Islands company; and (ii) that this agreement be included as Exhibit 1 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have executed this agreement.

Dated: December 27, 2012

TIANQUAN MO

By:	/s/ Tianquan Mo
Tianquan Mo

NEXT DECADE INVESTMENTS LIMITED

By:	/s/ Jing Cao
Name: Jing Cao
Title: Director

CREDIT SUISSE TRUST LIMITED AS TRUSTEE OF KM & KM TRUST

By:	/s/ Serene Chew
Name: Serene Chew
Title: Authorized Signatory

CREDIT SUISSE TRUST LIMITED AS TRUSTEE OF KM & KM TRUST

By:	/s/ Dominik Birri
Name: Dominik Birri
Title: Director and Authorized Signatory